Exhibit 24(b)(8.19)

SEVENTH AMENDMENT TO SERVICES AGREEMENT

            This Seventh Amendment dated as of September 15, 2014, by and between Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company) (“Voya Retirement”), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC) (“Voya Institutional”), Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) (“Voya Financial”) (collectively, “Voya”), and DeAWM Service Company (formerly DWS Investments Service Company, DWS Scudder Investments Service Company, DWS Scudder Investments Service Company and Bankers Trust Company) (“Transfer Agent”), acting as agent for the registered open-end management companies listed in Schedule A, is made to the Services Agreement dated as of March 7, 2000 (the “Agreement”) as amended on July 1, 2000, August 1, 2005, May 1, 2006, February 2, 2009, December 1, 2009 and January 1, 2014.  Terms defined in the Agreement are used herein as therein defined.

            WHEREAS, the parties wish to amend Schedule A of the Agreement, as provided below;

            NOW, THEREFORE, in consideration of the promises and mutual covenants hereinafter contained, the parties agree as follows:

            1.         Schedule A of the Agreement is hereby deleted and replaced with Schedule A, attached.

2.         Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

            3.         This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Amendment.

VOYA RETIREMENT INSURANCE AND ANNUITY COMPANY By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

DeAWM SERVICE company By: /s/ Mike Sharkey Name: Mike Sharkey Title: Vice President
VOYA FINANCIAL PARTNERS, LLC By: /s/ Patrick J. Kennedy Name: Patrick Kennedy Title: President	By: /s/ Kristine Lyons Name: Kristine Lyons Title: Vice President
VOYA INSTITUTIONAL PLAN SERVICES, LLC By: /s/ Lisa Gilarde Name: Lisa Gilarde Title: Vice President

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SCHEDULE A

to the Services Agreement

as Amended as of September 15, 2014

LIST OF FUNDS

(Effective as of September 15, 2014)

All Class A, Class R, Class S, Class R6* and Institutional Class shares of the Deutsche Family of Funds (whether existing at the date of the Agreement or established subsequent thereto), in addition to the Deutsche Institutional Funds – Cash Management Fund, Institutional Class shares.

*It shall be agreed and understood that no fees shall be due or owed to Voya in connection with its use of the R6 share class.

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